Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

USA Opportunity Income One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt(1)	Debt Securities(1)	457(a)	200,000	1,000.00	200,000,000.00	0.00013810	27,620.00

	Total Offering Amounts				200,000,000.00		$27,620.00

	Total Fees Previously Paid						$—

	Total Fee Offsets						$—

	Net Fee Due						$27,620.00

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by USA Opportunity Income One, Inc. (the “Registrant”).

(2)	There are being registered up to $200,000,000 “USA Real Estate Bonds” consisting of (i) “7% USA Real Estate Bonds,” (ii) “8% USA Real Estate Bonds,” (iii) “10% USA Real Estate Bonds,” and (iv) “12% USA Real Estate Bonds” on a best efforts basis at a purchase price of $1,000 each with a minimum investment amount of $10,000.